Exhibit 4.3

FORM OF STAR NOTE

THIS INSTRUMENT IS SUBJECT TO THE TERMS OF THE SUBORDINATION AGREEMENT BY AND AMONG TULLIS-DICKERSON CAPITAL FOCUS III, L.P., AISLING CAPITAL II, L.P., CAMERON REID, SUTARIA FAMILY REALTY, LLC AND WELLS FARGO BANK, NATIONAL ASSOCIATION, ACTING THROUGH ITS WELLS FARGO BUSINESS CREDIT OPERATING DIVISION, DATED NOVEMBER __, 2007.

No. [ ]	$[ ]
Date: [_________ __], 2007

INTERPHARM HOLDINGS INC.
AND
INTERPHARM, INC.
SECURED 12% NOTE DUE 2009

THIS NOTE is one of a series of duly authorized and issued promissory notes of INTERPHARM HOLDINGS INC., a Delaware corporation (the “Company”), and INTERPHARM, INC., a New York corporation (“Interpharm” and together with the Company, the “Borrowers”) designated as their Secured 12% Notes due 2009, in the original aggregate principal amount of $5,000,000 (each a “Note” and collectively, the “Notes”). Notwithstanding anything to the contrary herein, any rights or remedies of the Holder under this Note and the Holders under all other Notes may be exercised or waived, and this Note may be amended or modified, only by the holders of a majority in principal amount of Notes outstanding held by Tullis-Dickerson Capital Focus III, L.P., Aisling Capital II, L.P. and Cameron Reid or any of their successors in interest or transferees (such majority, the “Required Holders”), and any right so exercised or waived, and any such amendment or modification, shall apply to all Notes; provided that if such modification, amendment or waiver would adversely affect a Holder in a manner different than any other Holder, then such modification, amendment or waiver will require the consent of such Holder adversely affected. Holder acknowledges that by the operation of this paragraph, the Required Holders will have the right and power to diminish or eliminate rights of such Holder under this Note.

FOR VALUE RECEIVED, the Borrowers, jointly and severally, promise to pay to the order of [Holder] or its registered assigns (the “Holder”), the principal sum of [__________] $(__________), on the Maturity Date (as defined below), or such earlier date as the Notes are required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the then outstanding principal amount of this Note in accordance with the provisions hereof. Notwithstanding anything to the contrary contained herein, this Note shall bear interest on the due and unpaid interest and outstanding principal amount hereof from and after the occurrence and during the continuance of an Event of Default at the rate (the “Default Rate”) equal to the lower of eighteen percent (18%) or the highest rate permitted by law.

Interest payable under this Note shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which interest is payable.

Payments of principal and interest shall be made in lawful money of the United States of America to the Holder at its address as provided in Section 7 or by wire transfer to such account specified from time to time by the Holder hereof for such purpose as provided in Section 7.

1. Definitions. In addition to the terms defined above and elsewhere in this Note, (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Securities Purchase Agreement, dated as of November __, 2007, among the Borrowers and the Purchasers identified therein (the “Purchase Agreement”), and (b) for the purposes of this Note, the following terms shall have the meanings indicated:

“Bankruptcy Event” means any of the following events: (a) any of the Borrowers commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to such Borrower; (b) there is commenced against any of the Borrowers any such case or proceeding that is not dismissed within 60 days after commencement; (c) any of the Borrowers is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) any of the Borrowers suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) any of the Borrowers makes a general assignment for the benefit of creditors; (f) any of the Borrowers fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) any of the Borrowers calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) any of the Borrowers, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Change of Control” will be deemed to exist if (i) there occurs any consolidation, merger or other business combination of a Borrower with or into any other corporation or other entity or person (whether or not such Borrower is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in any of such events the voting stockholders of such Borrower prior to such event cease to own fifty percent (50%) or more of the voting power, or corresponding voting equity interests, of the surviving corporation after such event (including without limitation: (x) any “going private” transaction under Rule 13e-3 promulgated pursuant to the 1934 Act or (y) any tender offer by the Company under Rule 13e-4 promulgated pursuant to the 1934 Act for twenty percent (20%) or more of the Company's Common Stock), (ii) any person (as defined in Section 13(d) of the 1934 Act), other than the Sutaria Parties, together with their affiliates and associates (as such terms are defined in Rule 405 under the 1933 Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the 1934 Act without regard to the 60-day exercise period) in excess of fifty percent (50%) of the Company’s voting power, (iii) there is a replacement of more than one-half of the members of the Company’s Board of Directors which is not approved by those individuals who are members of the Company’s Board of Directors on the date thereof, (iv) in one or a series of related transactions, there is a sale or transfer of all or substantially all of the assets of the Company, determined on a consolidated basis, or (v) any Borrower enters into any agreement providing for an event set forth in (i), (ii), (iii) or (iv) above

“Convertible Securities” means any convertible securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock.

“Maturity Date” means October 1, 2009; provided, in the event the Senior Credit Agreement is amended, refinanced or extended such that the maturity date thereunder is later than February 1, 2011, the Maturity Date hereunder shall be automatically extended to October 1, 2010.

“Options” shall mean any rights, warrants or options to subscribe for or purchase common stock or Convertible Securities of the Company.

“Original Issue Date” means the date of the first issuance of any Notes, regardless of the number of transfers of any particular Note.

“Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market, (b) if the Common Stock is not then listed or quoted and traded on any Eligible Market, then any day on which trading occurs on the NASDAQ Global Market (or any successor thereto), or (c) if trading ceases to occur on the NASDAQ Global Market (or any successor thereto), any Business Day.

“Triggering Event” means any of the following events: (a) at any time after November 30, 2007, the Common Stock is not listed or quoted, or is suspended from trading, on an Eligible Market for a period of five or more Trading Days (which need not be consecutive Trading Days); (b) the Company fails to obtain the Shareholder Approval contemplated by the Purchase Agreement on or prior to the date required therein; (c) any of the Borrowers fails to make any cash payment required under the Transaction Documents and such failure is not cured within five Trading Days after notice of such default is first given to such Borrower by a Purchaser; or (d) any of the Borrowers defaults in the timely performance of any other obligation under the Transaction Documents and such default continues uncured for a period of 10 calendar days after the date on which notice of such default is first given to such Borrower by a Purchaser (it being understood that no prior notice need be given in the case of a default that cannot reasonably be cured within such 10 days).

2. Payment of Principal and Interest.

(a) Interest. The Company shall pay interest to the Holder on the aggregate and then outstanding principal amount of this Note at a rate equal to 12% per annum, payable quarterly in arrears on each March 31, June 30, September 30 and December 31, except if such date is not a Trading Day, in which case such interest shall be payable on the next succeeding Trading Day (each, an “Interest Payment Date”). The first Interest Payment Date shall be December 31, 2007.

(b) Principal Payment at Maturity. The Company shall pay the outstanding principal balance of this Note to the Holder on the Maturity Date, together with any accrued and unpaid interest.

(c) Cash, PIK Notes or Accrual. Subject to the conditions and limitations set forth below, the Company may pay interest on this Note (i) in cash, or (ii) by the Borrowers issuing an additional Note with a principal amount equal to the interest then due and payable (a “PIK Note”), or (iii) in lieu of a PIK Note, any unpaid interest may accrue and be added to the principal amount of this Note.

(d) Prepayment. This Note may not be prepaid.

3. Ranking and Covenants.

(a) Except pursuant to the Senior Credit Agreement, (the “Existing Indebtedness”), no indebtedness of any of the Borrowers is senior to this Note in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise. Other than the Existing Indebtedness and any renewal, refinancing or replacement thereof that does not exceed the aggregate amount of the borrowing availability under the Senior Credit Agreement as it exists on the date hereof, the Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, that is senior in any respect to the Borrowers’ obligations under the Notes, and the Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, incur any Lien on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom.

(b) So long as any Notes are outstanding, none of the Borrowers nor any Subsidiary shall, directly or indirectly, (i) redeem, purchase or otherwise acquire any of the Company’s capital stock or set aside any monies for such a redemption, purchase or other acquisition or (ii) issue any Options or Convertible Securities with an exercise price or a conversion price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of the Common Stock.

4. Registration of Notes. The Borrowers shall register the Notes upon records to be maintained by the Borrowers for that purpose (the “Note Register”) in the name of each record holder thereof from time to time. The Borrowers may deem and treat the registered Holder of this Note as the absolute owner hereof for the purpose of any conversion hereof or any payment of interest or principal hereon, and for all other purposes, absent actual notice to the contrary.

5. Registration of Transfers and Exchanges. The Borrowers shall register the transfer of any portion of this Note in the Note Register upon surrender of this Note to the Borrowers at their address for notice set forth herein. Upon any such registration or transfer, a new Note, in substantially the form of this Note (any such new Note, a “New Note”), evidencing the portion of this Note so transferred shall be issued to the transferee and a New Note evidencing the remaining portion of this Note not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Note by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Note. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge or other fee will be imposed in connection with any such registration of transfer or exchange.

6. Events of Default.

(a) “Event of Default” means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) any default in the payment of principal, interest or liquidated damages in respect of any Notes, as and when the same becomes due and payable (whether on a date specified for the payment of interest or the date on which the obligations under the Note mature or by acceleration, redemption, prepayment or otherwise) and such default continues for a period of five (5) Trading Days;

(ii) any of the Borrowers or any Subsidiary defaults in any of its obligations under any other note or any mortgage, credit agreement (including the Senior Credit Agreement) or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of any Borrower or any Subsidiary in an amount exceeding $1,000,000, whether such indebtedness now exists or is hereafter created, and such default (after any applicable notice and passage of time) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(iii) a material breach by any of the Borrowers of its covenants, representations or warranties hereunder or in any other Transaction Document that remains uncured for a period of ten (10) days following receipt by the Borrowers of written notice of such breach;

(iv) any material provision hereof or any other Transaction Document shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than the Holder) in accordance with its terms (and to the extent curable, is not cured within ten (10) Trading Days), or any such party challenges the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or any other Transaction Document has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for therein shall cease to be a valid and perfected security interest in any of the collateral purported to be subject thereto;

(v) the occurrence of a Triggering Event, which is not cured within 15 calendar days;

(vi) any Borrower revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions provisions of any guarantee, endorsement or other agreement of such party in favor of Collateral Agent or the Holders;

(vii) any Borrower which is a partnership, limited liability company, limited partnership or a corporation, dissolves, suspends or discontinues doing business; or

(viii) the occurrence of a Bankruptcy Event.

(b) At any time or times following the occurrence of an Event of Default, in addition to any other remedy available to the Required Holders under the Notes or under any other Transaction Document or available under any applicable law, the Required Holders shall have the option to elect, by notice to the Borrowers (an “Event Notice”), to require the Borrowers to repurchase all or any portion of the outstanding principal amount of this Note and all other Notes, at a repurchase price equal to 115% of such outstanding principal amount, plus all accrued but unpaid interest thereon through the date of payment. The aggregate amount payable pursuant to the preceding sentence is referred to as the “Event Price.” The Borrowers shall pay the Event Price to the Holder no later than the third Trading Day following the date of delivery of the Event Notice, and upon receipt thereof the Holder shall deliver this Note to the Borrowers.

(c) Upon the occurrence of any Bankruptcy Event, all amounts pursuant to Section 6(b) shall immediately become due and payable in full in cash, without any further action by the Holder or the Required Holders.

(d) In connection with any Event of Default, the Holder and Required Holders need not provide and the Borrowers hereby waive any presentment, demand, protest or other notice of any kind, and the Required Holders may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to Holder under applicable law. Any such declaration may be rescinded and annulled by the Required Holders or Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereto. The remedies under this Note and any other Transaction Document or available under applicable law shall be cumulative.

7. Notices. Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 7 prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 7 on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to any of the Borrowers, as set forth in the Purchase Agreement, or (ii) if to the Holder, to the address or facsimile number appearing on the Company’s Holders records or such other address or facsimile number as the Holder may provide to the Company in accordance with this Section 7, with a copy to the Required Holders.

8. Miscellaneous.

(a) This Note shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Borrowers shall not be permitted to assign this Note.

(b) Subject to Section 8(a), and subject to the right of the Required Holders to act for and on behalf of Holder with respect to remedies hereunder, nothing in this Note shall be construed to give to any person or corporation other than the Borrowers and the Holder any legal or equitable right, remedy or cause under this Note.

(c) Governing Law; Venue; Waiver Of Jury Trial. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. THE BORROWERS HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

(d) The headings herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(e) In case any one or more of the provisions of this Note shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.

(f) No provision of this Note may be waived or amended except in a written instrument signed, in the case of an amendment, by the Borrowers and the Required Holders or, in the case of a waiver, by the Holder or the Required Holders. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

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IN WITNESS WHEREOF, the Borrowers have caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

INTERPHARM HOLDINGS INC.

By
Name:
Title:

INTERPHARM, INC.

By
Name:
Title: